Exhibit 99.1

(1)     The shares (the “Shares”) listed on Table I were purchased by Kaupthing Bank hf. (“Kaupthing”) in accordance with certain Agreements, by and between Kaupthing and Lagerinn ehf (“Lagerinn”), (the “Equity Swap Agreements”). Kaupthing has purchased and holds the Shares pursuant to the Equity Swap Agreements. Lagerinn has the right at any time to close out the Equity Swap Agreements and purchase the Shares. Kaupthing shall hold the Shares until the earlier of (i) April 5, 2006 and (ii) such earlier date as Lagerinn closes the swap agreement and purchases the Shares (the “Closing Date”). On the Closing Date, Lagerinn is obligated to purchase the Shares from Kaupthing pursuant to the Equity Swap Agreements. Lagerinn has the exclusive right to direct Kaupthing to vote and dispose of the Shares. Pursuant to the Equity Swap Agreements, Lagerinn bears the economic risk and benefit of the Shares. If Lagerinn does not purchase the Shares by April 5, 2006, Kaupthing has the right to dispose of the Shares as it sees fit and shall pay to Lagerinn, with respect to the Shares purchased pursuant to each Equity Swap Agreement, the increase in value of such Shares from the date of such Equity Swap Agreement (subject to certain offsets for fees and brokerage commissions). In the event that Lagerinn does not purchase the Shares by April 5, 2006 and the Shares decrease in value, Lagerinn shall pay to Kaupthing, with respect to the Shares purchased pursuant to each Equity Swap Agreement, the amount of the decrease in value of such Shares from the date of such Equity Swap Agreement (together with certain fees and brokerage commissions). The foregoing discussion of the Equity Swap Agreements is qualified in its entirety by reference to the statement on Schedule 13D filed on September 22, 2005 relating to the common stock, $0.01 par value per share, of Linens ‘n Things, Inc., a Delaware corporation (the “Schedule 13D”), as amended by Amendment No. 1 to the Schedule 13D filed on September 27, 2005, and further amended by Amendment No. 2 to the Schedule 13D filed on October 25, 2005, filed by Kaupthing, Lagerinn, Jákup á Dul Jacobsen and TF Holding P/F.